Exhibit 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Biopharmaceuticals, Inc.	Marlon Nurse, DM, SVP – Investor Relations
Peter R. Culpepper, Interim CEO, COO	Phone: 212-564-4700
Phone: 866-594-5999 #30	Allison + Partners
Todd Aydelotte, Managing Director –
Media Relations
Phone: 646-428-0644
Stem For Life
Linda Burns, Allison+Partners
Phone: +1-646-428-0606
Email: Linda@allisonpr.com

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES PUBLICATION OF ARTICLE IN ONCOTARGET DETAILING PV-10’S IMMUNO-ABLATIVE MECHANISM OF ACTION

“Watershed Event in the Development of PV-10” – Eric Wachter, CTO

KNOXVILLE, TN, May 13, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that an article has been published detailing the immuno-ablative mechanism of action of PV-10, the Company’s novel investigational drug for cancer.

The article, titled, “Intralesional Rose Bengal in Melanoma Elicits Tumor Immunity Via Activation of Dendritic Cells by the Release of High Mobility Group Box 1,” appears as an advance publication in Oncotarget, an Open-Access journal, and can be accessed by visiting:

http://dx.doi.org/10.18632/oncotarget.9247.

The article documents results of a multi-year, multidisciplinary translational medicine program led jointly by Shari Pilon-Thomas and Amod A. Sarnaik of Moffitt Cancer Center in Tampa, Florida. The authors report detailed data on the mode in which intralesional injection of PV-10 (rose bengal) selectively kills tumor cells and the immunologic signaling that results from tumor ablation, starting with release of High Mobility Group Box 1 (HMGB1, a Damage-Associated Molecular Pattern molecule released by dying cancer cells that can serve as an immunological adjuvant to promote phagocytosis, antigen-presentation, and dendritic cell activation). The authors then follow this signaling through antigen uptake and dendritic cell activation, T cell priming and activation in peripheral blood, and culminating in a tumor-specific immune response marked by T cell infiltration and regression of uninjected tumors.

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Eric Wachter, CTO of Provectus, observed, “The Moffitt researchers have systematically documented each of the key steps in the immuno-oncology cycle described by Chen and Mellman in their landmark review article (Oncology Meets Immunology: the Cancer-Immunity Cycle. Immunity 2013; 39: 1-10). In an exemplary demonstration of translational medicine, this team identified important immunologic markers in model systems and verified key facets of these in clinical trial participants, and similarly identified other markers in clinical trial participants and substantiated these in mouse models. While a number of their main observations were previously reported at scientific meetings, these are presented here in detailed, integrated fashion for the first time.”

Shari Pilon-Thomas of Moffitt, stated, “Concordance of tumor-specific T cells in peripheral blood of clinical trial participants and mice led us to look for triggers of T cell activation. Working back from these observations, we found that HMGB1 release was common in mouse and man after tumor ablation with PV-10. These results support PV-10 ablation and the resulting tumor necrosis as the upstream trigger for systemic anti-tumor response.”

Wachter noted, “This paper is a watershed event in the development of PV-10, walking the reader through all the steps of immune activation after PV-10 injection, from immunogenic cell death and signaling via release of HMGB1, dendritic cell recruitment and infiltration into draining lymph nodes, activation of tumor-specific T cells, and killing of uninjected tumors upon infiltration by these T cells.”

Wachter added, “This mechanism of action informed the design of the two active PV-10 clinical trials: NCT02288897 in patients with locally advanced cutaneous melanoma (melanoma limited to the skin) to test the hypothesis that PV-10 alone can produce a systemic immune response that translates to longer progression free survival (PFS); and NCT02557321 in patients with later stage melanoma to test whether combination of PV-10 with the recently approved systemic immunotherapy, pembrolizumab, can “induce and boost” an immune response against melanoma.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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